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                                                                    EXHIBIT 23.1

(COOPERS & LYBRAND LETTERHEAD)





CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Phoenix Information Systems Corp. on Form S-8 related to the Consulting and Services Compensation Agreement, as amended, of our report dated June 29, 1995, on our audits of the consolidated financial statements of Phoenix Information Systems Corp. and Subsidiaries as of March 31, 1995 and 1994 and for the years ended March 31, 1995, 1994 and 1993 and cumulative for the period from inception of development stage activities, April 1, 1989, through March 31, 1995, which report is included in the annual report on Form 10-K.


                                        /s/ COOPERS & LYBRAND L.L.P.
                                            COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 9, 1996